Exhibit  23.1              Consent  of  Jackson  &  Rhodes

                           CONSENT OF INDEPENDENT AUDITORS

The  Board  of  Directors
Rick's  Cabaret  International,  Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Rick's Cabaret International, Inc. of our report dated December 1, 1999, relating to the consolidated balance sheets of Rick's Cabaret International, Inc. as of September 30, 1999 and 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the annual report on Form 10-KSB of Rick's
Cabaret  International,  Inc.  for  the  year  ended  September  30,  1999.

                                   /s/  Jackson  &  Rhodes

Dallas,  Texas
March  7,  2000


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